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TSPT - Transcept Pharmaceuticals Inc Conference Call to discuss Definitive Merger Agreement with Paratek Pharmaceuticals

EVENT DATE/TIME: JULY 01, 2014 / 12:00PM GMT

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CORPORATE PARTICIPANTS
Leone Patterson Transcept Pharmaceuticals, Inc. - VP, CFO
Glenn Oclassen Transcept Pharmaceuticals, Inc. - Chairman, President, and CEO
Evan Loh Paratek Pharmaceuticals, Inc. - President and Chief Medical Officer

CONFERENCE CALL PARTICIPANTS
Bert Hazlett Ladenburg Thalmann - Analyst
Jason Kantor Credit Suisse - Analyst

PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the Transcept Pharmaceuticals conference call. (Operator Instructions). As a reminder, this conference call is being recorded.
I would now like to turn the conference over to Leone Patterson, Chief Financial Officer. Ma'am, you may begin.

Leone Patterson - Transcept Pharmaceuticals, Inc. - VP, CFO
Good morning. This is Leone Patterson, Vice President and CFO of Transcept. Thank you for joining us today to discuss the proposed merger of Paratek Pharmaceuticals and Transcept Pharmaceuticals. Joining me on the call is Glenn Oclassen, Transcept's CEO and Chairman. Participating from Paratek is Evan Loh, President and Chief Medical Officer.
Before we begin, I would like to make a brief statement regarding forward-looking remarks that you may hear today during the call. During the course of the presentation, Transcept and Paratek may make projections or other forward-looking statements regarding, among other things, the structure, timing, and completion of the business combination between Transcept and Paratek; the expected timing of regulatory filings, and protection with respect to Omadacycline; expectations regarding regulatory and clinical risk and commercial potential with respect to Omadacycline; cash, resources of the combined organization, and the sufficiency of such resources to fund development of Omadacycline through potential launch; the potential markets for and expected benefits of Omadacycline; the progress and timing of Transcept's efforts to monetize its Intermezzo and TO-2070 assets for the benefit of its existing shareholders; the anticipated amount of the proposed special cash dividend to be paid to Transcept's existing shareholders immediately prior to the closing of a merger, and other estimates of future performance.
These forward-looking statements are based on Paratek's and Transcept's current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to Transcept's or Paratek's inability to satisfy the conditions of the merger or that the merger is otherwise delayed or ultimately not consummated; and the rights of use of Transcept's or Paratek's cash prior to the closing of the merger. Additionally, we urge you to review the factors discussed under the caption Risk Factors in Transcept's filings from time to time with the Securities and Exchange Commission.
In light of these risks and uncertainties, there can be no assurance that the forward-looking statements made during this presentation will, in fact, be realized. Except as otherwise required by applicable securities laws, we disclaim any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
I would now like to turn the call over to Glenn Oclassen, CEO and Chairman of Transcept.

Glenn Oclassen - Transcept Pharmaceuticals, Inc. - Chairman, President, and CEO
Thank you, Leone, and thank you all for joining us this morning. I'm very pleased to announce that the respective Boards of Directors of both Transcept and Paratek have approved the merger involving the two companies, and a concurrent $93 million financing transaction, in which certain of our stockholders, as well as certain Paratek stockholders and a syndicate of notable new investors have agreed to invest in Paratek.
Taking this new investment and the expected cash to remain on hand at Transcept and Paratek immediately following the closing of the merger, the combined organization will have between approximately $108 million and $111 million on its combined balance sheet.
Over the past seven months, the Transcept management team and Board of Directors have maintained an ongoing dialogue with our stockholders as we evaluated a wide range of strategic alternatives. We concluded that in Transcept's situation, a merger transaction with a high-potential company would be an ideal outcome for our stockholders, provided it fulfilled several important criteria.
First, the combined organization would require only a portion of our cash, and would enable Transcept to return further cash to its stockholders via another special dividend.
Second, the attractiveness of the merger opportunity and the investment of Transcept cash in the combined organization would be validated by third-party investors; and, ideally, the existing investors in the merger partner, who would invest significant cash of at least the same amount or more as contributed by Transcept.
And third, the transaction would provide Transcept's stockholders with the opportunity to realize potential value for the Company's Intermezzo and TO-2070 dry powder nasal DHE assets, by way of the special dividend right to these assets that would be proposed upon closing of the transaction.

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We're pleased that the proposed transaction with Paratek fulfills all of these criteria. We are also convinced that Paratek represents an investment opportunity that is fundamentally attractive in its own right, an assessment that is confirmed by the strength and breadth of the investor syndicate investing alongside Transcept.
I will briefly summarize how we came to this conclusion, and then turn the call over to the Paratek team, Evan Loh.
First, Omadacycline, Paratek's lead product, is a late stage antibiotic drug candidate that we believe will address the unmet treatment needs of patients with serious community-acquired bacterial infections, particularly those infections for which antibiotic resistance is a potential concern. If successfully developed and approved, it will potentially become an important oral and IV first-line monotherapy for these infections.
We believe Omadacycline, which is poised to enter final Phase III trials, has a relatively low regulatory and clinical risk profile. Regulatory risk has been a significant issue in the antibiotic space over the past decade, but this is mitigated by the recent publication of FDA guidance addressing the development of antibiotics for the targeted infections. This regulatory risk is further reduced by the Special Protocol Assessment agreements that Paratek has entered into with the FDA for the planned Phase III registration trials.
Second, with the cash that will be available to the combined organization, we believe that this combined organization will have the ability to successfully develop Omadacycline by pursuing a broad clinical trial program across multiple indications, with both intravenous and oral formulations, and pursuing those through the conclusion of the Phase III studies required for an NDA filing.
We have been particularly impressed at the offering that generated the $93 million added on to our cash that has been invested alongside ours, was significantly oversubscribed . In today's dynamic financial market environment, we see a strong cash position as critical to building value for our stockholders.
Finally, we believe Paratek has the right management team and Board in place to successfully advance Omadacycline through Phase III development, registration, and commercialization.
Before I turn the call over to Evan Loh, the President and CMO of Paratek, let me reiterate that we conducted a thorough strategic process that involved the evaluation of multiple potential opportunities and alternatives. As a result, the Transcept management team and Board of Directors believe this transaction is in the best interest of Transcept stockholders. We see the tremendous potential of Paratek and the key value drivers that are expected to occur as Omadacycline is developed, and we look forward to participating in the success of the combined organization.
I will now turn the call over to Evan Loh, President and Chief Medical Officer of Paratek Pharmaceuticals.

Evan Loh - Paratek Pharmaceuticals, Inc. - President and Chief Medical Officer
Thank you, Glenn, and good morning, everyone. This is truly an exciting time for everyone at Paratek Pharmaceuticals. For those who may not be familiar with our company, Paratek is a biopharmaceutical company focused on the discovery, development, and commercialization of innovative medicines that are designed to save lives and alleviate suffering. Our lead product candidate, Omadacycline, is a novel, tetracycline-derived, once-daily, broad-spectrum antibiotic being developed for use as first-line monotherapy for serious community-acquired bacterial infections where antibiotic resistance is of concern for treating physicians.
Transcept reviewed multiple companies interested in a potential merger. And we have been particularly impressed with the diligence, rigor, attention to detail, and skill that Glenn and his team have used in developing an understanding of Paratek's strategies and accomplishments. We agree with Glenn that this transaction represents an excellent opportunity for Transcept's stockholders, as well as for Paratek investors.
The proposed combination of Transcept and Paratek enables us at Paratek to combine with a public company while providing what we believe will be the financial resources necessary to support the initiation and completion of the Phase III programs for Omadacycline in patients with serious skin infections, as well as serious community-acquired pneumonia.
Our company was founded in 1996 by Dr. Stuart Levy and Walter Gilbert. Dr. Levy is a professor of medicine at Tufts-New England Medical Center, and his lab has a focus on circumventing the only two major mechanisms of tetracycline bacterial resistance. The initial chemistry work that led to the development of Omadacycline came from his laboratory. Dr. Gilbert is a pioneer in the biotech world. In addition to receiving the Nobel Prize for his inventions for a method of rapid DNA sequencing, which made DNA sequencing possible, he was also co-founder of Biogen and Myriad.
Paratek's offices are located in Boston, Massachusetts. This merged effort will be led by the Paratek management team, which has a strong track record in the development and registration of prescription pharmaceuticals globally, and has been involved in the successful registration of several marketed antibiotics in the world today; the most recent of which is Tygacil, another tetracycline-derived broad-spectrum antibiotic developed by Wyeth.
I'd like to take the next few minutes to give you an overview of Paratek and our overall drug development strategy for Omadacycline. As we all know, bacterial resistance to antibiotics in serious infections has continued to be a significant challenge to physicians and their patients. Increasingly, the bacteria that are resistant in the hospital setting are now present in community-based infections as well.
To address serious community-acquired infections, any new antibiotic must have three important attributes: first, it needs both an oral and an intravenous formulation. Number two, it needs to be a broad spectrum monotherapy with efficacy that is not compromised by bacterial resistance. And third, it needs a worry-free safety and tolerability profile for patients and physicians. We believe that these attributes have been engineered into Omadacycline.
Assuming that the clinical trial efficacy and safety data seen to date are confirmed in the planned Phase III registration programs, we believe that Omadacycline has the potential to address a large market opportunity similar to the impact on clinical care practices generated by Levaquin, the largest-selling oral and intravenous antibiotic in the history of antibiotic development, prior to its challenges with bacterial resistance.
Paratek is pursuing the same three key community-acquired infections with Omadacycline that were originally approved for Levaquin, including serious skin infections, pneumonia, and urinary tract infections. We believe that Omadacycline will become an important first-line choice for physicians as they consider what is the best once-daily, monotherapy, oral and IV therapy for patients who present to the emergency room with serious community-acquired infections.

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The Phase III development trial designs and overall program is the subject of a Special Protocol Assessment which has been agreed upon with the FDA for both the skin infections and pneumonia indications. In addition, each one of these three indications of serious skin infections, pneumonia, and urinary tract infections, with both the oral and intravenous formulations, have been awarded QIDP, or Qualified Infectious Disease Product status, by the FDA.
Omadacycline stands to benefit in several important ways as a result of its designation by FDA as a QIDP product under the Generating Antibiotic Incentives Now, or GAIN Act, that was passed into law by Congress in 2012. The first benefit is access to rapid regulatory review. The Omadacycline new drug application that would file following successful completion of the Phase III trial and program will be eligible for a six-month priority review by the FDA, rather than the 10-plus-month period that comes with a standard review.
The second benefit is a lengthier statutory market exclusivity period. The standard Hatch-Waxman five-year NCE, or new chemical entity, exclusivity period for which Omadacycline is eligible, will be extended by five years under the GAIN Act, with the potential for a further six months of pediatric exclusivity. Hence, Omadacycline will benefit from statutory exclusivity in the US of at least a decade following its approval.
Following the expiration of the 10- or 10.5-year statutory exclusivity period, we anticipate further exclusivity will be afforded by our Omadacycline patent portfolio, which consists of multiple issued and pending patents. The Phase III Omadacycline program agreed with FDA under the Special Protocol Assessments for both serious pneumonia and the serious skin trials. They are both planned to start in early 2015, and we expect to file the new drug application in 2017.
Assuming approval, following the six-month priority review by FDA, Omadacycline will enjoy market exclusivity until at least the later years of the next decade. Hence, there is a lengthy period in which to make Omadacycline a clinically important and commercially significant product.
The final benefit of the GAIN Act for Omadacycline is that the QIPD designation that FDA has granted creates the opportunity for us to work with FDA to develop and pursue novel clinical trial designs in infectious disease indications for which there are substantial unmet clinical needs, with the specific objective of accelerating the time by which the drug can be approved and made available to patients.
An example of how we are availing ourselves of this QIDP opportunity is within the complicated urinary tract infection disease space, an indication for which we intend to initiate a Phase II clinical trial in 2015. For this trial, we are discussing with the FDA how a small-quantity but high-quality clinical efficacy study could be conducted in patients with resistant E. coli who today only have intravenous antibiotics as the primary treatment option.
I would like to now briefly mention the second late-stage product in the Paratek pipeline,WC3035. This is another novel tetracycline-derived compound that we synthesized, but different from Omadacycline. This compound has been designed for use in the treatment of acne and rosacea. WC3035 has demonstrated favorable anti-inflammatory activity, with a narrow spectrum antibacterial activity relative to other tetracycline derived molecules, robust oral bioavailability, and favorable pharmacokinetic properties, which we believe make it particularly well-suited for the treatment of acne and rosacea in the community care setting.
We have licensed rights to this compound for the treatment of acne and rosacea in the United States to a subsidiary of Actavis, or formerly Warner Chilcott, while retaining rights in the rest of the world. Actavis is responsible for the clinical development of the WC3035 for the treatment of acne in the United States. A successful Phase II clinical trial has been completed, and we believe a registration pivotal Phase III clinical program is planned to initiate in the second half of 2014 in this indication.
In closing, we believe that the two key value drivers for this merger and for Paratek are, number one, a late-stage clinical antibiotic, Omadacycline, that has a clear regulatory path to approval following successful execution of the SPA agreed-upon trial designs endorsed by the FDA, with initiation of Omadacycline Phase III trials in the first half of 2015. The second value driver is our second late-stage oral, once-daily, novel, new chemical entity, WC3035, for the treatment of acne that will enter Phase III in the second half of 2014.
That concludes our prepared remarks for this morning. We will now open the call to your questions.
And, operator, you may now review the instructions for Q&A.

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QUESTION AND ANSWER

Operator
(Operator Instructions). Bert Hazlett, Ladenburg.

Bert Hazlett - Ladenburg Thalmann - Analyst
Congratulations on the creation of what looks like a solid structure for Omadacycline and other assets for the future. A couple of quick questions. The IV to oral for Omadacycline, with regard to its characteristics and its profile in the landscape that's emerging in antibiotics, how meaningful is it for Omadacycline to have that characteristic in particular? And then, how close are they in development? And then I have a follow-up on the SPAs.

Glenn Oclassen - Transcept Pharmaceuticals, Inc. - Chairman, President, and CEO
Obviously, that's a question for Evan.

Evan Loh - Paratek Pharmaceuticals, Inc. - President and Chief Medical Officer
Hi, Bert. Thank you for your question.

Bert Hazlett - Ladenburg Thalmann - Analyst
Sure.

Evan Loh - Paratek Pharmaceuticals, Inc. - President and Chief Medical Officer
We believe that having both the oral and intravenous formulations available and ready to be tested in Phase III is critical to the projected opportunity that we are excited about with Omadacycline. We believe in order to be of the type of commercial scale and opportunity in the serious community-acquired infections space, you must have an oral formulation. And without that, I think that there is a limited ceiling in terms of where intravenous-only antibiotics could actually be used.
One of the commitments that we made as a development company was to ensure for our investors, as well as for patients, that the intravenous and the oral formulations would be available at the completion of our Phase III clinical trials. We will be testing both of these formulations in our pivotal trials and through our discussions with the FDA. And based upon our safety database that we've generated to date, as well as what we will complete with our Phase II trials, we believe that both formulations will be part of the application for approval simultaneously.

Bert Hazlett - Ladenburg Thalmann - Analyst
Perfect. Then with regard to the SPA and the indications that are considered there, were there material differences at all between Phase II -- or the Phase III trial design and the SPA trial designs -- end points, et cetera -- that have been agreed upon for Phase III?

Evan Loh - Paratek Pharmaceuticals, Inc. - President and Chief Medical Officer
The Phase II trials that were conducted in serious skin infections at Paratek that have been published were conducted prior to the new regulations -- the new guidance that's actually being promulgated. The trial design overall is unchanged except for the fact that we, with FDA, have agreed upon utilizing the early clinical response endpoint as the primary endpoint within the ITT population.
Nevertheless, the trial designs are also constructed in a way that we believe will allow for us to also collect the traditional test-of-cure endpoint to allow for these trials actually to be utilizable in both an FDA application as well as a European MAA application.

Glenn Oclassen - Transcept Pharmaceuticals, Inc. - Chairman, President, and CEO

This is Glenn. I just wanted to comment on that. One of the core issues in our interest in Paratek was the fact that they had been through -- successfully through the wars that were created when FDA engendered vast confusion in the antibiotic development world. And they soldiered through that; emerged out the other end; came to an agreement with FDA about the manner in which this drug should be developed and studied in Phase III trials. And it gave us a solid feeling that this was a group of folks who were on the right path, and was a key issue in our making the decision to go ahead with this merger.

Bert Hazlett - Ladenburg Thalmann - Analyst
Thanks, and congratulations. And one other quick question onWC3035. And could you just remind us of the terms of the deal with Actavis? Thanks.

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Evan Loh - Paratek Pharmaceuticals, Inc. - President and Chief Medical Officer
So, Actavis has development rights for the United States. They own the responsibilities for the development costs, which they will take on. We continue to own rights to the rest of the world. And there are development milestones, as well as royalties, following a successful marketing of the product as well.

Bert Hazlett - Ladenburg Thalmann - Analyst
Thank you. Congratulations again.

Evan Loh - Paratek Pharmaceuticals, Inc. - President and Chief Medical Officer
Thanks, Bert.

Operator
Jason Kantor, Credit Suisse.

Jason Kantor - Credit Suisse - Analyst
Congratulations on the merger. I was just hoping that you could give us some better specificity around what the unique efficacy properties or bacterial coverage for Omadacycline would be, relative to the available drugs or other drugs in development for these indications. And also if there are any specific or unique safety liabilities for Omadacycline, again, relative to other drugs (technical difficulty) drugs in development. Thanks.

Evan Loh - Paratek Pharmaceuticals, Inc. - President and Chief Medical Officer
Hi, Jason. Thank you for the question. Omadacycline's spectrum, the way we actually developed the spectrum, was based upon two features. One is that we went ahead and tested it against the two major known mechanisms of tetracycline resistance. And we actually designed this particular molecule to demonstrate clearly that we have circumvented the known historical mechanisms of tetracycline resistance.
Number two, the other feature was that because we were committed to developing an antibiotic for serious community-based infections, that by that commitment we needed to have relevance in terms of potency, both in vitro and in animal studies, before we entered clinical trials for the relevant bacteria that are seen typically in serious skin infections, community-acquired bacterial pneumonia, as well as in complicated urinary tract infection.
So if you look at the spectrum of coverage, that includes staph, strep, all of the known resistance mechanisms, including MRSA, penicillin-resistant strep pneumo. We also have very good coverage against atypicals, as well as the Gram-negatives such as H. flu, as well as Legionella. And because of its particular properties of clearance, and absence of metabolism is cleared as parent compound in the urine, we believe that we have very good coverage in terms of PK parameters in terms of being efficacious against the multi-drug-resistant E. coli that are the most common pathogen, which is a Gram-negative within the urinary tract space.
If you look at the overall safety profile of, and tolerability profile of Omadacycline, it mirrors the heritage of tetracyclines. The data that we generated in humans tells us that we don't have a QTC liability. We've completed one of those; we've completed a thorough QTC study there. We have no signal for liver toxicity. And given the commercial-ready formulations that we've actually manufactured and have poised to enter into Phase III, one of the features of glycylcyclines, such as Tygacil, that I worked with that was always a barrier to be considered in the community space, which was severe GI toxicity in the form of tolerability concerns with nausea/vomiting.
Our current intravenous and oral formulations have an extremely low risk at all for complaints of GI intolerability. So we're very excited about the overall benefit risk that profile that this compound presents.

Jason Kantor - Credit Suisse - Analyst
And I might have missed it, but what is your expectation, if this merger closes, to when you would actually start the Phase III program for the compound?

Evan Loh - Paratek Pharmaceuticals, Inc. - President and Chief Medical Officer
The anticipated initiation of Phase III will be in the early part of 2015.

Jason Kantor - Credit Suisse - Analyst
Thank you.

Operator
(Operator Instructions). And I'm showing no further questions at this time.

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I would like to turn the conference back over to Glenn Oclassen for closing remarks.

Glenn Oclassen - Transcept Pharmaceuticals, Inc. - Chairman, President, and CEO
We do have one question.

Operator
Bert Hazlett, Ladenburg.

Bert Hazlett - Ladenburg Thalmann - Analyst
Thanks. Thanks for taking the follow-up. Could you discuss the gating items for the UTI indication for Omadacycline, as well? You did frame some additional work. But could you just talk about some of the gating items for the UTI indication? Thanks.

Evan Loh - Paratek Pharmaceuticals, Inc. - President and Chief Medical Officer
Bert, can you clarify what you mean by gating? I'm not sure I understand that.

Bert Hazlett - Ladenburg Thalmann - Analyst
In terms oftimelines, in terms of additional maybe Phase III structures that need to be contemplated; or any additional, let's say, core regulatory items that might be considered for that specific indication.

Evan Loh - Paratek Pharmaceuticals, Inc. - President and Chief Medical Officer
Yes, okay. Thank you for that clarification.

Bert Hazlett - Ladenburg Thalmann - Analyst
Sure.

Evan Loh - Paratek Pharmaceuticals, Inc. - President and Chief Medical Officer
We've had discussions with the FDA, and we've talked to them about the complicated urinary tract infection space. The unmet need there is that because of development of resistance, specifically around the multi-drug-resistant E. coli type of pathogen -- which is present in about 85% to 90% of all cases of urinary tract infection -- resistance has actually eliminated all of the available oral antibiotics that have traditionally been used to treat this particular disease.
So it's very clear from our discussions with the FDA, our discussions with KOLs, and the feedback that we have received, is that patients and physicians are really looking for an oral antibiotic that can actually be effective as treatment for complicated urinary tract infection.
We are in the design phase right now of initiating -- of thinking about how we would actually put together a relatively focused Phase II trial that we would try to go to regions of the world where there is excessively high rates of multi-drug-resistant E. coli, where we could take some type of an enriching strategy to enhance our ability to capture as many of these multi-drug-resistant E. coli as possible to generate initial PK/PD data, as well as initial efficacy data in that Phase II setting.
We believe that that data could be a discussion point with the FDA, depending upon how successful we are in terms of our denominator of numbers of cases of resistant bacteria, to actually start having a substantive discussion about what that might look like in terms of either extension of that protocol, or what a Phase III program might look like.

Bert Hazlett - Ladenburg Thalmann - Analyst
Terrific. Thank you for the additional color.

Operator
Thank you. I would now like to turn the conference back over to Glenn Oclassen for closing remarks.

Glenn Oclassen - Transcept Pharmaceuticals, Inc. - Chairman, President, and CEO

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Well, thank you for joining us. Obviously, we are very excited about the combination with Paratek. And we've been working closely with the Paratek team, have gotten to know them, and respect their approach to this business in general, and the development of this drug in particular. And we look forward now to moving forward and closing this deal in the Fall. Thank you and goodbye.

Operator
Ladies and gentlemen, this concludes today's conference. Thank you for your participation, and have a wonderful day.

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